Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FOXO Technologies Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c) and (h)	3,232,385	(2)	$0.3097	(3)	$1,001,069.63	$0.00011020	$110.32	(3)
	Total Offering Amounts							$1,001,069.63
	Net Fee Due									$110.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Class A Common Stock.

(2)	Represents additional shares of the Registrant’s Class A Common Stock reserved for issuance under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”) pursuant to an amendment to the 2022 Plan increasing the number of shares reserved for issuance thereunder, effective as of May 26, 2023.

(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.3097 per share represents the average high and low sales prices of the Class A Common Stock as quoted on the NYSE American on June 20, 2023.